UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 19, 2005


                             Kensey Nash Corporation
             (Exact name of registrant as specified in its charter)


         Delaware                        0-27120                 36-3316412
(State or other jurisdiction       (Commission File Number)  (IRS Employer
 of incorporation or organization)                           Identification No.)



 Marsh Creek Corporate Center, 55 East Uwchlan Avenue, Exton, Pennsylvania 19341
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (610) 524-0188

--------------------------------------------------------------------------------
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting  material pursuant to Rule 14a-12 under the Exchange Act
(17  CFR  240.14a-12)
[ ]  Pre-commencement  communications  pursuant  to  Rule
14d-2(b)  under the  Exchange  Act (17 CFR  240.14d-2(b))
[ ]  Pre-commencement
communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

         The information in this Form 8-K (including the exhibit hereto) shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

         On January 19, 2005, we announced our results of operations and financial position as of and for the three and six month periods ended December 31, 2004. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.












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



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           KENSEY NASH CORPORATION



                                           By:      /S/ Wendy F. DiCicco
                                              ----------------------------------
                                                    Wendy F. DiCicco, CPA
                                                    Chief Financial Officer



Dated: January 19, 2005




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


                                  Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

CONTACT:
Joseph W. Kaufmann
President and Chief Executive Officer
(610) 524-0188

      KENSEY NASH REPORTS BETTER THAN EXPECTED SECOND QUARTER EPS OF $0.27,
                    AN INCREASE OF 18% OVER PRIOR YEAR PERIOD
                -Net Sales Increases 27% Over Prior Year Period-

EXTON, PA, January 19, 2004 -- Kensey Nash Corporation (Nasdaq: KNSY) today reported earnings per share of $0.27 for its second fiscal quarter of 2005, ahead of its previous guidance of $0.25 to $0.26 per share. Net sales increased 27% over the prior year comparable period.

Second Quarter Results. Total revenues were $15.2 million for the second fiscal quarter compared to $13.7 million in the prior year period, an increase of 11%. Net sales increased 27% to $10.2 million from $8.0 million in the comparable quarter of the prior fiscal year, primarily due to sales of spine related products. Net income of $3.3 million, or $0.27 per share, for the second quarter of fiscal 2005 increased 18% over the previous year comparable period net income of $2.8 million, or $0.23 per share.

Royalty income of $5.0 million increased 7% sequentially and included $4.5 million in Angio-Seal(TM) royalties and $519,000 in royalties from Orthovita (Nasdaq: VITA). The Angio-Seal royalty of $4.5 million represents an increase of approximately 21% over the prior year quarter after adjustment for the royalty rate decline from 9% to 6%, a 33% change, which occurred in April 2004. In addition, Kensey Nash's new source of royalty income from Orthovita helped to offset the impact of the decline in the Angio-Seal royalty rate. With launches by Orthovita of co-developed products continuing, on-going strength of Angio-Seal end-user sales, and other sources of royalty income in progress, the Company expects royalty income to increase going forward.

As of December 31, 2004, the Company had cash and investments of $52.7 million, total assets of $102.6 million and no debt. During the quarter, the Company generated cash from operations of $2.9 million offset primarily by cash used for share repurchases totaling $4.5 million and capital spending of $3.1 million, including construction costs of our new facility.

The following table summarizes the results for the Company for the three months ended December 31, 2004 compared to the three months ended December 31, 2003:

--------------------------------------------------------------------------------------------------------
                                         Three months              Three months
                                            ended                     ended                  Percentage
($ millions, except per share data)    December 31, 2004         December 31, 2003             Change
----------------------------------- ------------------------- ------------------------ -----------------
Net Sales                                    $10.2                     $8.0                     27%
----------------------------------- ------------------------- ------------------------ -----------------
Royalty Income                                $5.0                     $5.6                    (10%)
----------------------------------- ------------------------- ------------------------ -----------------
Total Revenues                               $15.2                     $13.7                    11%
----------------------------------- ------------------------- ------------------------ -----------------
Income from Operations                        $4.4                     $3.9                     14%
----------------------------------- ------------------------- ------------------------ -----------------
Earnings Per Share                           $0.27                     $0.23                    18%
----------------------------------- ------------------------- ------------------------ -----------------

Year-to-Date Results. Total revenues for the six months ended December 31, 2004 increased 16% to $30.3 million compared to $26.1 million in the prior year period. Net sales increased 32% to $20.3 million from $15.4 million in the comparable six months of the prior fiscal year. Net income for the six months increased 22% to $6.4 million, or $0.53 per share, compared to $5.3 million, or $0.43 per share, for the prior year period.

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

The following table summarizes the results for the Company for the six months ended December 31, 2004 compared to the six months ended December 31, 2003:

--------------------------------------------------------------------------------------------------------
($ millions, except per share data)     Six months ended         Six months ended            Percentage
                                       December 31, 2004         December 31, 2003             Change
----------------------------------- ------------------------- ------------------------ -----------------
Net Sales                                     $20.3                    $15.4                    32%
----------------------------------- ------------------------- ------------------------ -----------------
Royalty Income                                 $9.7                    $10.4                    (7%)
----------------------------------- ------------------------- ------------------------ -----------------
Total Revenues                                $30.3                    $26.1                    16%
----------------------------------- ------------------------- ------------------------ -----------------
Income from Operations                         $8.6                    $6.9                     25%
----------------------------------- ------------------------- ------------------------ -----------------
Earnings Per Share                             $0.53                    $0.43                    23%
----------------------------------- ------------------------- ------------------------ -----------------

CEO Comments on Results. "Our second quarter results exceeded our expectations," commented Joseph W. Kaufmann, President and CEO of Kensey Nash Corporation. "Biomaterials products showed strong growth year over year at 26% for our second quarter. Sales to Orthovita of VITOSS(R) FOAM products were $2.4 million for our second fiscal quarter 2005, a 3% increase over our first fiscal quarter, reflecting strong and consistent post launch end-user sales by Orthovita. Angio-Seal component sales to St. Jude Medical of $3.9 million increased 24% over the prior year quarter. Sales of sports medicine products were $3.0 million, down 7% from our first fiscal quarter, as expected," he added. "Our biomaterials business continues to expand as we develop and enhance our biomaterials technologies. We are especially pleased to see the 9% sequential growth in Angio-Seal royalty income during the quarter as St. Jude Medical continues to demonstrate their market leadership in vascular closure devices," Mr. Kaufmann stated.

TriActiv Update. "We are very excited about our planned US launch of the TriActiv. While we are awaiting FDA clearance to begin marketing, we have expanded our US sales organization, completed our initial sales training program and will be ready to launch once approval is obtained. When we receive FDA approval we will provide further TriActiv sales guidance for fiscal 2005," commented Mr. Kaufmann. "Meanwhile, our development team continues to make significant progress toward the next generation products in the TriActiv product platform. We are building a foundation that will serve our company for many years to come," he concluded.

Third Quarter and Fiscal Year Guidance. For the third quarter, guidance for earnings is $0.30 to $0.31 per share, an increase of 7% to 11% over the prior year comparable period. Our projections for total revenue are $16.0 to $16.3 million, including forecasts for net sales of $10.6 to $10.8 million and royalty income of $5.4 to $5.5 million. For the fiscal year 2005, the Company continues to estimate earnings per share of $1.18 to $1.21. Total fiscal year revenues are currently estimated to be in a range of $66 to $69 million, an approximate increase of 13% to 19% over the previous fiscal year. Included in this estimate are net sales of $45 to $47 million and royalties of approximately $21 to $22 million.

Share Repurchase. During the second fiscal quarter 2005, the Company repurchased 174,867 shares for approximately $4.5 million. These shares were part of the previously authorized and announced share repurchase program, under which approximately 59,000 shares remain authorized for repurchase.

Conference Call and Webcast. The Company will be holding a conference call to discuss the first quarter earnings results on Thursday, January 20, 2004 at 11:00 AM eastern time. A live webcast of the conference call will be broadcast. Please visit the investor relations page at www.kenseynash.com for the link. To participate in the conference call, interested parties may call 612-332-0802. A replay of the call will also be available starting January 20, 2004 at 2:30 PM eastern time until Tuesday, January 25, 2004 at midnight eastern time by calling 800-475-6701, access code 765129.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading developer and manufacturer of absorbable biomaterials-based products with applications in the cardiology, orthopaedics, spine, drug and biologics delivery, periodontal/dental, surgical and wound care markets. The Company was a pioneer

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

in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal(R) Vascular Closure Device. Angio-Seal is licensed to St. Jude Medical, Inc. The Company's TriActiv(R) Balloon Protected Flush Extraction System for the treatment of saphenous vein graft disease is commercialized in the European Union. The Company has submitted an application for 510(k) clearance for its TriActiv(R) System to the U.S. Food and Drug Administration, following the completion of a major clinical study.

Cautionary Note for Forward Looking Statements. This press release contains forward-looking statements that reflect the Company's current expectations about its prospects and opportunities, including, without limitation, the revenue and earnings guidance provided by the Company for its third quarter and fiscal year 2005. The Company tried to identify these forward looking statements by using words such as "expects," "anticipates," "estimates," "plans," "will," "forecasts," "guidance," or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements including, without limitation, St. Jude Medical's success in marketing the Angio-Seal(TM) device, demand for and the Company's ability to develop and manufacture biomaterial products, including Angio-Seal(TM) components, clinical, sales and marketing success of the TriActiv(R) System, additional regulatory approvals, and competition from other technologies in the marketplace. For a more detailed discussion of these and other factors, please see the Company's SEC filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

The Company also cautions that results of operations in any past period should not be considered indicative of the results to be expected for future periods. Fluctuations in operating results may also result in fluctuations in the price of the Common Stock.

                        -FINANCIAL INFORMATION TO FOLLOW-





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